EXHIBIT 4.20

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of July 1, 2004, between Prana Biotechnology Limited, an Australian corporation (the "Company") with its principal offices at Suite 2, 1233 High Street, Armadale, Victoria, Australia, and Jonas Alsenas (the "Executive"), residing at Two Top Gallant Road, Stamford, CT 06902.

            WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive agrees to accept such employment, upon the terms and conditions herein set forth.

2. Employment Period. The term of employment hereunder shall commence on the date hereof, July 1, 2004, and continue until termination as provided herein (the "Employment Period").

3. Position and Duties. The Executive hereby agrees to serve as Chief Executive Officer of the Company and shall have the duties, responsibilities and authority as more fully set forth on Attachment A attached hereto. In such capacity the Executive shall report to the Board of Directors of the Company and shall serve on the Board of Directors. The Executive shall devote his best efforts and his full business time and attention to the performance of services to the Company in accordance with the terms hereof and as may reasonably be requested by the Company. The Executive may not engage in other work activities without prior written approval of the Board of Directors.

4. Compensation and Other Terms of Employment.

      (a) Base Compensation. In consideration of the performance of his duties for the Company, for the period beginning July 1, 2004 through and including the termination of this Agreement as provided herein, the Executive's base compensation will be no less than US$200,000 per year (the "Base Salary") payable in accordance with the Company's regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings). The foregoing salary may be increased, but not decreased, at the discretion of the Board of Directors.

      (b) Bonus Compensation. The Company will pay Executive an annual bonus in the amount of US$100,000 for the first year of the Employment Period. The Executive's annual bonus for the following years will be based upon the Executive's success in satisfying pre-established performance targets to be mutually agreed upon by the Executive and the Board of Directors, but under no circumstances will be less

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than US$100,000 for each subsequent year of the Employment Period. The bonus for the first year of the Employment Period will be paid upon completion of the Executive's first 15 months of employment, and subsequent bonuses will be paid following completion of each subsequent year of the Employment Period in accordance with the Company's regular practices. Upon termination of this Agreement pursuant to the Executive's death or disability pursuant to Section 5(e) below, the Company shall pay a pro-rata bonus pursuant to Section 5(e).

      (c) Within thirty days of the Annual General Meeting (timing yet to be determined but expected to be between September and November 2004), and subject to shareholder approval of an appropriate resolution, the Company shall grant the Executive an option to purchase 380,000 ADR's at the price of $5.00 per ADR. Such options will vest over a period of four years, with 25% vesting at the end of each year from the beginning of the four-year period. The options will expire at the end of eight years from the initial date of the grant.

      (d) It is intended that the Executive should have no disincentive to his spending additional days each year in Australia. Accordingly, the Base Salary and bonus will be adjusted each year (by agreement between the Executive and the Board of Directors) to compensate the Executive for differences in Australian and United States tax rates in the event that this difference has penalized the Executive for spending significant time in Australia.

      (e) Business Expenses. Upon presentation of vouchers and similar receipts, the Executive shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable business expenses actually incurred in the performance of his duties for the Company.

      (f) Vacation. The Executive shall be entitled to twenty (20) days of vacation during each calendar year of the Employment Period. Any vacation days that the Executive does not use in a calendar year will automatically be carried over for use in the following year to a maximum carry of two years. Any vacation days that the Executive has not used at the termination of the Employment Period will be paid to the Executive at his Base Salary rate in effect at the time of termination.

      (g) Benefits. The Executive shall be entitled to participate in such employment benefits, including but not limited to a Section 401(k) retirement plan, health, dental, life insurance, and short and long term disability plans as are established by the Company and as in effect from time to time applicable to executives of the Company.

5. Termination and Consequences.

      (a) The Executive's Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Executive may terminate this
Agreement: (i) at any time during the Employment Period for Good Reason (as defined in Section 5(f)


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below), on at least thirty (30) days' prior written notice; or (ii) without Good
Reason on at least ninety (90) days' prior written notice to the Company.

      (b) The Company's Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Company may terminate this Agreement: (i) at any time during the Employment Period, with Cause (as defined in Section 5(g) below); or (ii) without Cause, on at least ninety (90) days' prior written notice to the Executive.

      (c) Consequences of Termination Without Cause or for Good Reason. If the Company terminates this Agreement without Cause, or if the Executive terminates this Agreement with Good Reason, the Company shall (i) pay the Executive a lump sum of $300,000 within twenty (20) days of the termination date; (ii) pay the Executive all unreimbursed business expenses and accrued, unused vacation days; and (iii) accelerate the vesting of any unvested options to purchase ADR's and permit Executive to exercise such options during the remainder of the exercise period for such options.

      (d) Consequences of Termination With Cause or Without Good Reason. If the Company terminates this Agreement with Cause or the Executive terminates this Agreement Without Good Reason, then (i) Executive's Base Salary shall be discontinued upon the termination of the Employment Period; (ii) Bonus Compensation shall be pro-rated only if termination with Cause occurs in the first year; and (iii) the Company shall pay the Executive all unreimbursed business expenses and accrued, unused vacation days; and (iv) Executive shall not be permitted to exercise any unvested options to purchase ADR's.

      (e) Consequences of Termination for Death or Disability. If the Executive dies during the term of this Agreement, then the Agreement shall terminate, except that the Company shall pay to Executive's estate all accrued Base Salary, pro-rata Bonus Compensation and unreimbursed business expenses and accrued, unused vacation days that the Executive would otherwise have been entitled to receive. Executive's estate shall also be permitted to exercise Executive's vested options for ADR's. If the Executive is unable to perform his functions because of Disability and the Agreement is terminated for that reason, the Executive shall be entitled to receive the same amount that the Company would be obligated to pay if the Executive had died during the term of this Agreement less the amounts of payment under any disability policy maintained by the Company.

      (f) Definition of Good Reason. "Good Reason" means (i) a material reduction of the Executive's duties and responsibilities from those in effect immediately prior to the reduction or change, (ii) a requirement that the Executive relocate his primary office more than 25 miles from Stamford, Connecticut, or (iii) material breach by the Company of any provision of this Agreement after receipt of ten (10) days written notice thereof from the Executive and failure by the Company to cure the breach within thirty (30) days thereafter.


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      (g) Definition of Cause. "Cause" means the Executive's (i) conviction of a felony, (ii) commission of acts of fraud, misappropriation, embezzlement, or theft, or (iii) willful or repeated failure to follow specific directives of the Board of Directors to act or refrain from acting, which directives are consistent with the Executive's position as Chief Executive Officer of the Company. Before the Company can terminate the Executive for Cause under clause
(g)(iii) of this Section 5(g), the Company must give the Executive written notice setting forth the Company's dissatisfaction with the Executive and the reasons therefor, and give the Executive thirty (30) days to cure the circumstances supporting the for Cause determination.

      (h) Definition of Disability. "Disability" means the inability of the Executive to perform the Executive's duties of employment to the Company pursuant to the terms of this Agreement, because of physical or mental disability where such disability shall have existed for a period of more than sixty (60) consecutive days or an aggregate of ninety (90) days in any 365 day period. The existence of a Disability means that the Executive's mental and/or physical condition substantially interferes with the Executive's performance of his substantive duties for the Company as specified in this Agreement. The fact of whether or not a Disability exists hereunder shall be determined by a professionally qualified medical expert selected by the Company and the Executive.

      (i) Non-disparagement. In the event that Executive terminates this Agreement with or without Good Reason, or that the Company terminates this Agreement with or without Cause, the Company and the Executive agree that they will not disparage each other in any way.

6. Records and Confidential Data.

      (a) Acknowledgement. The Executive acknowledges that in connection with the performance of his duties during the term of his employment the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of his employment by the Company or otherwise whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

      (b) Confidentiality Obligations. During the term of his employment and thereafter Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive's discharge of his duties hereunder, and will be safeguarded by the Executive from unauthorized disclosure. This covenant is not intended to, and does not limit in any way Executive's duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

      (c) Return of Confidential Information. Following the Executive's termination of employment, as soon as possible after the Company's written request, the Executive will return to the Company all written Confidential Information which has been provided


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to the Executive and the Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive's use containing or reflecting any Confidential Information.

      (d) Definition. For the purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, the Company's scientific information, marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, leasing costs, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and the Executive's obligations under this Section 6 shall not extend to (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons, other than Executives of the Company, the Company and the Company's affiliates, not under agreement to maintain the confidentiality of the same and (iii) information which is required to be disclosed by law or legal process and (iv) information known to Executive prior to commencement of his employment with the Company, as evidenced by written documentation.

7. Arbitration. In the event that there shall be a dispute between the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in New York, New York, administered by the American Arbitration Association (the "AAA"), in accordance with the AAA's Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the production of evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If Executive, on the one hand, and employer, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by employer and Executive from a list of five (5) potential arbitrators provided by the AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties' receipt of the list of five (5) potential arbitrators. The arbitrator's decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator's fees and expenses shall be shared equally by the parties. If any arbitration is brought by the Executive for payments due hereunder, the arbitrator may award the Executive reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which the Executive may be entitled. If any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, each party will be responsible for its own costs and attorneys' fees.


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8. Miscellaneous Provisions.

      (a) Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally; (ii) after the expiration of thirty (30) days from the date upon which such notice was mailed from within the United States or Australia by certified mail, return receipt requested, postage prepaid; or (iii) upon receipt by prepaid telegram, facsimile transmission or electronic mail transmission (with written confirmation of receipt for each kind of transmission). All notices given or made pursuant hereto shall be so given or made to the Executive at the address contained in the Company's personnel records and to the Company at its headquarters, addressed to the attention of the Chair of the Board of Directors.

      (b) The Executive's Representations and Warranties. The Executive hereby represents and warrants that he is not a party to any agreement, contract or understanding that would in any way restrict or prohibit him from undertaking or performing any of his obligations under this Agreement.

      (c) Amendments. Except as set forth in Section 4 above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Company.

      (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within that jurisdiction.

      (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

                                     PRANA BIOTECHNOLOGY LIMITED


                                     By: /s/Geoffrey Kempler
                                        --------------------
                                         Name:
                                         Title:


                                     THE EXECUTIVE:


                                     /s/Jonas Alsenas
                                     ----------------
                                     Jonas Alsenas


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                                  ATTACHMENT A

                              DESCRIPTION OF DUTIES

The Executive shall have the responsibilities and functions generally associated with the position of Chief Executive Officer, including but not limited to:

      o Develop and implement a business plan approved by the Board of Directors to provide a clear and rational basis for the ongoing prioritisation of the Company's activities and resource allocation, updated as required.

      o     Establish KPI's to measure the performance of the Company.

      o Develop, in conjunction with the Board of Directors, KPI's for the measurement of the Executive's performance.

      o     Develop and expand the management team of the Company.

      o Demonstrate strong commerciality in dealing with the Company's assets.

      o Direct and manage relationships with major pharmaceutical companies, government regulatory agencies, investors and others.

      o Work to continually improve the capitalisation and ensure the ongoing funding of the Company.

      o Develop the Company's United States office in Stamford, Connecticut, which the Company agrees to maintain during the Employment Period and for which the Company shall provide adequate funding and resources.

      o Work sufficient time in Australia to fulfill responsibilities on an ongoing basis.

      o     Comply with current or future Company policies.


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